EXHIBIT 10.3

May 24, 2013

Re: Offer of Employment

Dear Morgan:

On behalf of Innovus Pharmaceuticals, Inc. I am pleased to extend an offer of employment for the position of Executive Vice President and Chief Financial Officer. You will report to Bassam Damaj, President and CEO. Please note the offer is contingent upon successful completion of a background check and drug screening test.

Salary/Benefits: If you accept this offer, your initial annual salary is $150,000.00 per year.

You will be eligible to participate in the Company’s benefit plans, which will include medical, dental, life, 401K, and disability insurance plans once instated by the Company, anticipated to be instated the month you start employment. The Company will pay at least seventy-five percent of the family premium and you will be responsible for the remainder. In the event a health and dental plan is not available to you immediately upon hire, the Company will provide up to $1,500 a month to you for health and dental coverage until a health and dental plan is instated in the Company and you are eligible to participate. In addition to Company paid holidays, you also will receive 20 vacation days, 5 sick days and 3 personal days per year, subject to accrual limits under the Company’s policies.

Annual Bonus: You are eligible to receive an annual incentive bonus with a target incentive bonus of 25%, subject to your personal performance and that of the Company, and approval of the Board of Directors. The annual incentive bonus is payable in cash by March 1st of the following year conditional to your continued employment with the Company. You will be eligible for an annual bonus immediately upon hire and your bonus will be based on your earned income for 2013.

Equity Compensation: Subject to the approval of the Board of Directors, the Company will grant you restricted stock units (“RSU”) covering 750,000 shares of the Company’s common stock (the “RSU Grant”). 250,000 shares of the RSU Grant shall be vested after six months of employment. Subject to your continued Service, the remaining 500,000 shares shall vest in eight pro-rata equal installments on a quarterly basis over the following two years. The vested portion of the RSU Grants shall be settled with a like number of Company common shares upon your election anytime after vesting but no later than (i) your Termination Date, whether voluntary or involuntary, (ii) a Change in Control of the Company (as defined in the RSU agreement), or (iii) the seventh anniversary of the Vesting Date. You shall be permitted at your election to satisfy your tax withholding obligations on each settlement date of the RSU Grant via share withholding with the shares that are surrendered to the Company valued at their then fair market value as of the applicable settlement date(s). In addition to the initial RSU Grant, you will be eligible for annual grants of either RSUs or stock options at the election of the Board of Directors. These additional grants may occur more frequently than annual at the election of the Board of Directors.

Relocation assistance: If you accept this offer, the Company will provide you with a total of $2,000 a month in housing assistance until the earlier of December 31, 2013 or until you relocate permanently to San Diego. As additional relocation assistance, the Company will provide you with $50,000 in cash for your permanent relocation to San Diego. The Company will gross-up for tax purposes any taxable income related to either of these two relocation benefits so that you will not incur any additional income tax expense (federal, state, or local) related to this relocation assistance. It is anticipated that you will spend two work weeks a month at the Company headquarters in San Diego until you permanently relocate.

Other Items: The Company will pay for one initial visit to San Diego by you and your wife of reasonable length, not exceed five days total.

The Company will purchase a D&O insurance policy with a minimum coverage of $1 million and will specifically name you as a covered employee under that policy before you will be required to sign any SEC documents.

The Company will enter into an Indemnity Agreement with you as an officer of the Company upon acceptance of the employment offer.

The Company will enter into a Change of Control and Severance Agreement with you upon hire. Under the terms of the agreement, you will be entitled to receive nine months of your base salary, a bonus payout at your current bonus percentage times nine months of your base salary, continuation of health and dental insurance provided to you for you and your dependents at the Company’s expense for nine months, and acceleration of vesting of outstanding equity awards upon your permanent relocation to San Diego (“Relocation”). Under the terms of the agreement, you will be entitled to one month of severance for every two continuous months of service with a maximum of three months of severance of your base actual salary, a bonus payout at your current bonus percentage times five months of your base salary, continuation of health and dental insurance provided to you for you and your dependents at the Company’s expense for five months if you are terminated prior to Relocation. The Change of Control and Severance Agreement will provide these benefits based upon a termination in conjunction with or following of a change of control or termination as a result of an involuntary termination other than for cause.

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The Company will pay for all continued professional education required to maintain your CPA license including travel, classes, etc.

Other Terms: If you accept this offer, your employment with the Company will be “at-will” and is not for any defined or guaranteed duration or period, which means that either you or the Company can terminate your employment with or without cause, at any time. If you are terminated without cause after Relocation, you will be entitled to the benefits noted under your Change of Control and Severance Agreement. This letter contains the final, total and complete agreement between you and the Company regarding your employment status and how your employment may be terminated. No other agreements exist regarding the subject of termination.

Even though your job duties, title, reporting relationships, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed by Innovus, at its option, from time to time during your tenure here, neither you nor the Company can change the “at-will” nature of your employment, absent a written contract signed by the President and Chief Executive Officer of the Company.

The Company conditions this offer upon your providing appropriate documentation of United States citizenship or authorization to work in the United States and proof of identity. Also, the Company conditions this offer upon satisfactory completion of a background check and drug screening test and the signing and returning with this letter the enclosed Proprietary Information and Inventions Agreement.

We wish to impress on you that you must not bring to the Company any confidential or proprietary information or material of any former employer, disclose or use such information or material in the course of your employment with the Company, or violate any other obligation to your former employers.

The offer of employment will expire if not accepted prior to May 28, 2013. This letter supersedes and replaces any and all prior agreements or representations concerning your employment with the Company. If you have any questions about this letter, then before signing please contact me.

We are enthusiastic about your joining the Company and look forward to working with you.

Sincerely,

/s/ Bassam Damaj
Bassam Damaj, Ph.D.
President & Chief Executive Officer

I have read this letter and understand its terms. By signing below, I accept the offer of employment on the terms set forth in this letter.

Date: 5/28/13	Signature:	/s/ Morgan Brown
Morgan Brown

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